Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 22, 2024	TRADED: Nasdaq
LANCASTER COLONY REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS
    WESTERVILLE, Ohio, August 22 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal fourth quarter and fiscal year ended June 30, 2024.
Fourth Quarter Summary
•Consolidated fourth quarter net sales declined 0.4% to $452.8 million. Retail segment net sales declined 0.8% in the quarter to $234.2 million, driven by the impact of our tactical decision to exit our perimeter-of-the-store bakery product lines this past March. Foodservice segment net sales were essentially flat at $218.6 million as deflationary pricing offset volume growth.
•Consolidated gross profit increased $4.4 million to $97.6 million.
•Consolidated operating income increased $30.2 million to $41.7 million. Restructuring and impairment charges reduced this year’s fourth quarter operating income by $2.7 million while impairment charges reduced last year’s fourth quarter operating income by $25.0 million.
•Fourth quarter net income was $1.26 per diluted share versus $0.33 per diluted share last year. Restructuring and impairment charges reduced this year’s fourth quarter net income by $0.08 per diluted share whereas impairment charges reduced last year’s fourth quarter net income by $0.70 per diluted share.
CEO David A. Ciesinski commented, “We were pleased to report gross profit growth of 4.8% in the fourth quarter despite the modest sales decline. In the Retail segment, our licensed items continued to perform well, as the recently introduced Subway® sandwich sauces and Texas Roadhouse® steak sauces provided incremental sales growth to our lineup of licensed sauces and dressings. Our category-leading New York BRAND® Bakery frozen garlic bread also achieved solid volume gains in the quarter. Excluding the perimeter-of-the-store bakery product lines that we exited in March, Retail net sales increased 1.4% and Retail sales volume, measured in pounds shipped, increased 1.2%. In the Foodservice segment, flat net sales reflect the unfavorable impact of deflationary pricing while the segment’s sales volume improved 4.2%, driven by increased demand from several of our national chain restaurant account customers.”
“The $4.4 million increase in fourth quarter gross profit resulted in a gross profit margin of 21.6%, an increase of 110 basis points versus the prior year driven by our cost savings programs. As anticipated, we did not benefit from pricing net of commodity costs, or PNOC, in our fiscal fourth quarter.”

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Fourth Quarter Results
Consolidated net sales decreased 0.4% to $452.8 million. Retail segment net sales declined 0.8% to $234.2 million while the segment’s sales volume, measured in pounds shipped, was flat. Excluding the perimeter-of-the-store bakery product lines that we exited in March, specifically our Flatout® and Angelic Bakehouse® brands, Retail net sales increased 1.4% and Retail sales volume increased 1.2%. In the Foodservice segment, net sales were essentially unchanged at $218.6 million including the unfavorable impact of deflationary pricing while Foodservice sales volume increased 4.2%.
Consolidated gross profit increased $4.4 million to $97.6 million as our cost savings programs more than offset higher labor costs and the impact of deflationary pricing.
SG&A expenses decreased $3.5 million to $53.2 million as expenditures for Project Ascent, our ERP initiative, continued to wind down and consumer spending was also lower. These lower costs were partially offset by increased investments in personnel and IT. Expenditures for Project Ascent totaled $0.5 million in the current-year quarter versus $5.6 million last year.
Restructuring and impairment charges of $2.7 million are attributed to our decision to exit our perimeter-of-the-store bakery product lines this past March. The associated property and equipment for those product lines were sold or disposed of during the fourth quarter, and we do not anticipate any additional related charges going forward. In the prior-year quarter, impairment charges of $25.0 million resulted from a reduction in the carrying value of certain intangible assets attributed to the now discontinued Flatout product line.
Consolidated operating income increased $30.2 million to $41.7 million as impacted by the net reduction of $22.3 million in restructuring and impairment charges along with the improved gross profit and reduced SG&A expenses.
Net income increased $25.7 million to $34.8 million, or $1.26 per diluted share, versus $9.2 million, or $0.33 per diluted share, last year. In the current-year quarter, the restructuring and impairment charges reduced net income by $2.1 million, or $0.08 per diluted share, while expenditures for Project Ascent reduced net income by $0.4 million, or $0.01 per diluted share. In the prior-year quarter, impairment charges reduced net income by $19.3 million, or $0.70 per diluted share, while expenditures for Project Ascent reduced net income by $4.3 million, or $0.16 per diluted share.
Fiscal Year Results
For the fiscal year ended June 30, 2024, net sales increased 2.7% to $1.87 billion compared to $1.82 billion a year ago. Net income for the fiscal year totaled $158.6 million, or $5.76 per diluted share, versus the prior-year amount of $111.3 million, or $4.04 per diluted share. In fiscal 2024, restructuring and impairment charges reduced net income by $11.4 million, or $0.42 per diluted share, and expenditures for Project Ascent decreased net income by $6.3 million, or $0.23 per diluted share. In fiscal 2023, expenditures for Project Ascent decreased net income by $23.0 million, or $0.84 per diluted share, while restructuring and impairment charges reduced net income by $19.3 million, or $0.70 per diluted share.
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Fiscal 2025 Outlook
Mr. Ciesinski commented, “Looking ahead to fiscal 2025, we anticipate Retail segment sales will continue to benefit from volume growth led by our licensing program, including increased sales from the new products, flavors and sizes we introduced in fiscal 2024. We are also excited to share that our partnership with Texas Roadhouse has expanded beyond steak sauces to include their popular dinner rolls, which we introduced with a regional pilot test in June. In addition, we anticipate continued positive sales momentum for our New York BRAND® Bakery frozen garlic bread products in fiscal 2025 driven by the introduction of a great-tasting gluten-free garlic bread, along with volume growth for our Marzetti® refrigerated dressings. In the Foodservice segment, we expect sales volume to be led by growth from select quick-service restaurant customers in our mix of national chain restaurant accounts, while external factors, including U.S. economic performance and consumer behavior, may impact demand. With respect to our input costs, in aggregate we do not foresee significant impacts from commodity cost inflation or deflation in the coming year. We also expect to drive margin improvement through our cost savings programs.”
Conference Call on the Web
    The company’s fourth quarter and fiscal year-end conference call is scheduled for this morning, August 22, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.
About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•efficiencies in plant operations and our overall supply chain network;
•price and product competition;
•changes in demand for our products, which may result from changes in consumer behavior or loss of brand reputation or customer goodwill;
•the impact of customer store brands on our branded retail volumes;
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•adequate supply of labor for our manufacturing facilities;
•stability of labor relations;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the reaction of customers or consumers to pricing actions we take to offset inflationary costs;
•inflationary pressures resulting in higher input costs;
•fluctuations in the cost and availability of ingredients and packaging;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•the impact of any regulatory matters affecting our food business, including any additional requirements imposed by the FDA or any state or local government;
•dependence on key personnel and changes in key personnel;
•cyber-security incidents, information technology disruptions, and data breaches;
•the potential for loss of larger programs or key customer relationships;
•failure to maintain or renew license agreements;
•geopolitical events that could create unforeseen business disruptions and impact the cost or availability of raw materials and energy;
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the extent to which good-fitting business acquisitions are identified, acceptably integrated, and achieve operational and financial performance objectives;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•the outcome of any litigation or arbitration;
•changes in estimates in critical accounting judgments;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2024	2023	2024	2023
Net sales	$452,825	$454,661	$1,871,759	$1,822,527
Cost of sales	355,207	361,487	1,439,457	1,433,959
Gross profit	97,618	93,174	432,302	388,568
Selling, general & administrative expenses	53,193	56,730	218,065	222,091
Restructuring and impairment charges	2,737	24,969	14,874	24,969
Operating income	41,688	11,475	199,363	141,508
Other, net	2,122	974	6,152	1,789
Income before income taxes	43,810	12,449	205,515	143,297
Taxes based on income	8,982	3,283	46,902	32,011
Net income	$34,828	$9,166	$158,613	$111,286

Net income per common share: (a)
Basic	$1.27	$0.33	$5.77	$4.04
Diluted	$1.26	$0.33	$5.76	$4.04

Cash dividends per common share	$0.90	$0.85	$3.55	$3.35

Weighted average common shares outstanding:
Basic	27,447	27,461	27,440	27,462
Diluted	27,482	27,490	27,461	27,482
(a)Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2024	2023	2024	2023
NET SALES
Retail	$234,194	$236,183	$988,424	$965,370
Foodservice	218,631	218,478	883,335	857,157
Total Net Sales	$452,825	$454,661	$1,871,759	$1,822,527

OPERATING INCOME
Retail	$47,702	$10,269	$207,660	$139,464
Foodservice	18,982	25,319	97,094	106,349
Nonallocated Restructuring and Impairment Charges	(2,737)	—	(14,874)	—
Corporate Expenses	(22,259)	(24,113)	(90,517)	(104,305)
Total Operating Income	$41,688	$11,475	$199,363	$141,508

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	June 30, 2024	June 30, 2023
ASSETS
Current assets:
Cash and equivalents	$163,443	$88,473
Receivables	95,560	114,967
Inventories	173,252	158,265
Other current assets	11,738	12,758
Total current assets	443,993	374,463
Net property, plant and equipment	477,696	482,206
Other assets	285,242	256,325
Total assets	$1,206,931	$1,112,994

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,811	$111,758
Accrued liabilities	65,158	56,994
Total current liabilities	183,969	168,752
Noncurrent liabilities and deferred income taxes	97,190	81,975
Shareholders’ equity	925,772	862,267
Total liabilities and shareholders’ equity	$1,206,931	$1,112,994
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